EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2024, relating to the consolidated financial statements of Monopar Therapeutics Inc., as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 10-K of Monopar Therapeutics Inc., for the year ended December 31, 2023.

/s/ BPM LLP

Santa Rosa, California

November 27, 2024